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                                                         Exhibit (a)(5)(R)


                          ATTENTION ALL SHAREHOLDERS OF

                              TAUBMAN CENTERS, INC.


                               $20 PER SHARE CASH


                                  A 50% PREMIUM

                 To Share Price When Acquisition First Proposed


          WE WILL WITHDRAW THE OFFER UNLESS 2/3 OF TCO'S COMMON SHARES
                ARE TENDERED BY 11:59 PM ON FRIDAY, FEBRUARY 14

                 DON'T MISS THIS DEADLINE - TELL YOUR BROKER OR
                    BANK CUSTODIAN TO TENDER YOUR SHARES NOW!

            ---------------------------------------------------------

            CALL MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885
             FOR INFORMATION OR ASSISTANCE IN TENDERING YOUR SHARES.

            ---------------------------------------------------------

                                   ACT TODAY!
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[LOGO OF SIMON PROPERTY GROUP]                            [LOGO OF WESTFIELD]

This is not an offer to buy or the solicitation of an offer to sell any TCO shares, and is not a solicitation of a proxy. Simon Property Group, Inc. and Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, Inc., and Westfield America, Inc. have filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, with respect to the offer to purchase all outstanding shares of TCO common stock. Investors and security holders are urged to read this tender offer statement as amended. Investors and security holders may obtain a free copy of the tender offer statement and other documents filed by SPG with the Commission at the Commission's web site at: http://www.sec.gov. The tender offer statement, any proxy statement and any related materials may also be obtained for free by directing such requests to MacKenzie Partners, Inc. at (800) 322-2885.